Exhibit 23.4

D. FAN & Co.	Suite 707B, New World Tower 1, 16-18 Queen’s Road Central, Hong Kong
in Association with ORTOLI | ROSENSTADT | YE LLP
美國歐洛葉律師事務所(有限法律責任合夥) Registered Foreign Law Firm (New York)	Tel.: +852 6718 0407
Fax: +852 3619 4939
Email: dianefan@gmail.com

Date: May 19, 2026

Mint Incorporation Limited (the “Company”)

17/F, Wing Kwok Centre

No.182 Woosung Street, Jordan

Kowloon, Hong Kong

Dear Sirs,

Re: Consent of Hong Kong Counsel

1.	We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

2.	We are acting as Hong Kong counsel to the Company in connection with the proposed offering as set forth in the Company’s registration statement on Form F-3 (the “Registration Statement”), including all amendments or supplements thereto and accompanying prospectus, filed with the United States (“U.S.”) Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) on the date hereof.

3.	We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 (as amended) or the regulations promulgated thereunder.

Yours faithfully,

/s/ D.Fan & Co.

D.Fan & Co.

Principal	:	Dandan Fan 范丹丹